Exhibit 4.5
                             HANNAFORD BROS. CO.
                               1988 STOCK PLAN

     The Hannaford Bros. Co. 1988 Stock Plan, as adopted by the Board of Directors on February 4, 1988, approved by shareholders on May 25, 1988, and amended on five occasions thereafter, is hereby amended and restated effective February 6, 1995, subject to shareholder approval.

     1. PURPOSE. The purpose of this Plan is to provide certain key employees of Hannaford Bros. Co. and its Subsidiaries with additional incentives to contribute to the success of the Corporation and to attract, reward and retain key employees of outstanding ability.

     2. DEFINITIONS. As used in this Plan, the following words and phrases wherever capitalized shall have the following meanings unless the context clearly indicates that a different meaning is intended:

          (a) "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock or Stock Unit granted pursuant to the Plan.

          (b) "Award Agreement" shall mean a written instrument that specifies the terms, conditions and restrictions of an Award and incorporates the applicable provisions of the Plan and such additional provisions not inconsistent therewith as the Committee shall determine.

          (c) "Board" shall mean the Board of Directors of the Corporation.

          (d) "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

          (e)  "Committee" shall mean the committee appointed pursuant to
     Section 3 which shall have the authority to control and manage the administration of the Plan.

          (f) "Common Stock" shall mean common stock, par value, $.75 per share, of the Corporation.

          (g)  "Corporation" shall mean Hannaford Bros. Co.

          (h) "Disability" shall mean an Employee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An Employee shall not be considered disabled unless he or she furnishes proof of the existence of such Disability in such form and manner, and at such times, as the Committee may require.

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          (i)  "Employee" shall mean any person who is employed by the
     Corporation or any Subsidiary and who is (i) an officer of the Corporation or of any Subsidiary, (ii) responsible for the general management of a division or department of the Corporation, a Subsidiary, or a major portion of the consolidated operations of the Corporation, or (iii) any other key employee of the Corporation or any subsidiary.

          (j) "Fair Market Value" shall mean, with respect to Shares, the closing price of such Shares as reported on the New York Stock Exchange, and with respect to other property, the market value of such property as determined by the Committee; provided, however, that the Fair Market Value of the Shares to be issued under any Incentive Stock Option shall be determined by the Committee in accordance with the applicable requirements of subsections 422(b)(4) and (c)(7) of the Code and the regulations issued thereunder.

          (k) "Incentive Stock Option" shall mean an option granted to an individual for any reason connected with his or her employment by a corporation, if granted by the employer corporation or its parent or subsidiary corporation, to purchase stock of any of such corporations, but only if such option meets the requirements of Section 422 of the Code.

          (l) "Nonqualified Stock Option" shall mean an Option granted under the Plan that is not an Incentive Stock Option.

          (m) "Option" shall mean a right granted under the Plan to purchase Shares.

          (n) "Optionee" shall mean an Employee who is granted an Option.

          (o) "Parent" shall mean, for purposes of the Incentive Stock Option provisions of the Plan, a parent corporation within the meaning of subsections 424(e) and (g) of the Code.

          (p)  "Plan" shall mean the Hannaford Bros. Co. 1988 Stock Plan.

          (q) "Restricted Stock" shall mean any Share granted pursuant to Section 9.

          (r) "Share" shall mean a share of Common Stock of the Corporation, as adjusted in accordance with subsection 4.

          (s) "Stock Appreciation Right" shall mean a right granted under Section 8 to receive a payment, the amount of which shall be determined by reference to the value of a Share.

          (t) "Stock Unit" shall mean a right granted under Section 10 to receive a Share or a cash amount equal to the Fair Market Value of a Share.

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          (u)  "Subsidiary" shall mean, for purposes of the Incentive
     Stock Option provisions of the Plan, a subsidiary corporation within the meaning of subsections 424(f) and (g) of the Code, and for all other purposes of the Plan, a corporation of which Hannaford Bros. Co. owns directly or indirectly at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote.

     3.   ADMINISTRATION.

          (a) COMMITTEE MEMBERS. The Plan shall be administered by the members of the Human Resources Committee of the Board who are not employees of the Corporation or any Subsidiary. A majority of the members of the Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee. Any member may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Further, any action of the Committee may be taken without a meeting if all of the members of the Committee sign written consents, setting forth the action taken or to be taken, at any time before or after the intended effective date of such action.

          (b) POWERS. The Committee shall have the authority to administer the Plan, including the following powers which shall be exercised in accordance with the terms of the Plan:

               (i) to determine the Employees to whom Awards shall be granted;

              (ii) to determine the time or times at which Awards shall be granted;

             (iii) to determine the type or types of Awards to be granted;

              (iv)    to determine the terms, conditions and
           restrictions of each Award;

               (v)    to make adjustments in accordance with subsection
           4(b);

              (vi) to prescribe, amend and rescind rules and regulations relating to the Plan.

             (vii) to interpret the Plan and make all other determinations deemed necessary or advisable for the administration of the Plan.

          (c) SIGNATURES. The Committee may authorize any member thereof to execute all instruments required in the administration of the Plan, and such instruments may be executed by facsimile signature.

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     4.   STOCK SUBJECT TO THE PLAN.

          (a) LIMITATIONS. Subject to the provisions of subsection (2), the maximum number of Shares available for grant under the Plan in each calendar year shall be one and one-quarter percent (1.25%) of the total outstanding Shares as of the first day of such year, provided that the maximum aggregate number of Shares which may be issued under the Plan pursuant to Incentive Stock Options shall, effective February 6, 1995, be equal to the sum of the following:

               (i) the Three Hundred Fifty Thousand (350,000) Shares authorized when the Plan was first approved by shareholders, as such number was thereafter adjusted in accordance with this
           Section 4; and

              (ii)    one million four hundred thousand (1,400,000)
           Shares.

          In the event that any Shares subject to an Award are forfeited, such Shares shall, unless the Plan has been terminated, become available again for grant and shall not be counted again for purposes of the foregoing share limitation. In the event that any Option granted under the Plan expires or terminates without the issuance of Shares or payment of other consideration in lieu of such Shares, the unissued Shares subject to such Option shall, unless the Plan has been terminated, become available for other Awards, including other Options.

          In the event that an Employee transfers stock issued by the Corporation in full or partial payment of the option price of an Option granted under the Plan, only the difference between (i) the number of Shares issued upon exercise of the Option and (ii) the number of Shares transferred in payment of the option price shall be counted for purposes of the foregoing limitation on the maximum number of Shares available for grant under the Plan. Notwithstanding the foregoing, the total number of Shares issued pursuant to the exercise of an Incentive Stock Option shall be counted for purposes of the foregoing special limitation on Shares issued pursuant to Incentive Stock Options.

          (b) ADJUSTMENTS. If the number of Shares outstanding changes as a result of a stock split or stock dividend, the Committee shall proportionately adjust: (i) the maximum number of Shares available for grant and the maximum aggregate number of shares which may be issued under Incentive Stock Options; (ii) the number of Shares to be issued under Awards; (iii) the option price with respect to Shares subject to Options; and (iv) the grant price with respect to Stock Appreciation Rights.

          In the event of a merger or consolidation in which the Corporation is the surviving corporation, or the acquisition by the Corporation of property or stock of another corporation, or any

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     reorganization, the Committee shall appropriately adjust:  (i) the number and class of Shares to be issued under Awards; (ii) the option price of Shares subject to Options; and the grant price with respect to Stock Appreciation Rights. Any adjustments under this subsection
     (b) affecting Incentive Stock Options shall be made so as to comply with the applicable provisions of Sections 422 and 424 of the Code.

          Except as otherwise provided herein, a merger or consolidation in which the Corporation is not the surviving corporation shall terminate all Awards, provided that each Employee shall have the right to exercise outstanding Options and Stock Appreciation Rights immediately prior to the effective date of such merger or consolidation, but only to the extent that such Options and such rights are then exercisable, and further provided that Shares of Restricted Stock and Stock Units that have vested prior to or coincident with such merger or consolidation shall be unaffected by the termination of such Award.

          Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

     5.   ELIGIBILITY.

     The Committee may, from time to time, designate Employees to whom Options, Stock Appreciation Rights, Shares of Restricted Stock or Stock Units may be granted in accordance with the terms of the Plan.

     6.   GRANTING OF AWARDS.

     The Committee may grant more than one Award and more than one type of Award to any Employee; provided that no Incentive Stock Option shall be granted to any Employee who, at the time the Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or a Parent or any Subsidiary. For purposes of applying the percentage limitation of the preceding sentence, the ownership principles of subsection 424(d) of the Code shall apply. An Employee who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards before (a) in the case of Options and Stock Appreciation Rights, the exercising of such prior Award, or (b) in the case of Restricted Stock or Stock Units, the expiration of the restriction period with respect to such prior Award.

     In no event may any Employee be granted Awards of Options, Stock Appreciation Rights or Stock Units with respect to more than one hundred eighty thousand (180,000) Shares during the remaining term of the Plan, subject to adjustment as provided in Section 4. The Committee may condition the grant of an Award and the exercise of an Option or Stock Appreciation Right on the attainment of performance goals. Performance goals may be expressed in terms of earnings per Share, stock price, total shareholder return, return on equity, or any similar quantifiable measures.

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     7.   OPTIONS.

          (a) OPTION AGREEMENT. Each Option granted by the Committee shall be evidenced by an Award Agreement ("Option Agreement"), specifying the Option price, the number of Shares subject to the Option and such other terms, conditions and restrictions as the Committee shall determine. In addition, each Option shall be clearly identified as either an Incentive Stock Option or a Nonqualified Stock Option.

          (b) TERM OF OPTION. The term of each Option shall be set forth in the Option Agreement, but in no event shall an Incentive Stock Option be exercisable after the expiration of ten (10) years from the date such Option is granted.

          (c) OPTION PRICE. The option price for Shares to be issued under any Option shall not be less than one hundred percent (100%) of the Fair Market Value of such Shares on the date the Option is granted.

          (d) NONTRANSFERABILITY OF OPTIONS. Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Notwithstanding the preceding sentence to the contrary, the Committee may permit the transfer of Nonqualified Stock Options to family members or family trusts (and exercise by the transferee) to the extent Rule 16b-3 under the Securities Exchange Act of 1934 permits such transfers.

          (e) MANNER OF EXERCISE. An Option granted under the Plan shall be exercisable at such times and under such circumstances as shall be permissible under the terms of the Plan and of the Option Agreement. An Option shall be deemed to be exercised when the Optionee gives written notice of such exercise to the Corporation in accordance with the terms of the Option Agreement and the Corporation receives full payment for the Shares with respect to which the Option is exercised. Payment shall be made by check payable to the Corporation, delivery of stock issued by the Corporation or a combination thereof, subject to the terms of the Option Agreement.

          Stock transferred to the Corporation in full or partial payment for Shares shall be valued at Fair Market Value on the date that such transfer is recorded upon the books of the Corporation, following delivery of such stock to the Corporation in a form suitable for transfer.

          (f) TERMINATION OF EMPLOYMENT. In the event an Optionee ceases to be employed by the Corporation or any Subsidiary, and is no longer employed by any of them, for any reason other than death or Disability, such Optionee may exercise an Option at any time prior to the expiration date of such Option (or, in the case of an Incentive

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     Stock Option, within three (3) months after the date the Optionee's employment ceases, whichever is earlier), but only to the extent the Optionee had the right to exercise such Option at the date his or her employment ceased.

          (g) DISABLED OPTIONEE. In the event an Optionee who is disabled ceases to be employed by the Corporation or any Subsidiary by reason of such Disability, and is no longer employed by any of them, such Optionee may exercise an Option at any time prior to the expiration date of such Option (or, in the case of an Incentive Stock Option, within one (1) year after the date such Optionee's employment ceases, whichever is earlier), but only to the extent the Optionee had the right to exercise such Option at the date his or her employment ceased.

          (h) DEATH OF OPTIONEE. In the event an Optionee dies while in the employ of the Corporation or any Subsidiary, then to the extent that the Optionee would have been entitled to exercise an Option immediately prior to his or her death, such Option may be exercised by the estate of such Optionee or by such person or persons to whom such Optionee's rights pass by will or by the laws of descent and distribution at any time prior to the expiration date of such Option or within one (1) year after the death of the Optionee, whichever is earlier.

     8.   STOCK APPRECIATION RIGHTS.

          (a) SAR AGREEMENT. Any Stock Appreciation Rights granted by the Committee shall be evidenced by an Award Agreement ("SAR
     Agreement"), specifying the grant price, the number of such rights, and such other terms, conditions and restrictions as the Committee shall determine.

          (b) AMOUNT OF PAYMENT. An Employee to whom a Stock Appreciation Right has been granted shall be entitled to receive payment of an amount equal to the excess of (i) the Fair Market Value of one (1) Share on the date of exercise of such right over (ii) the grant price of the right; provided that the Fair Market Value of one
     (1) share with respect to a Stock Appreciation Right that is not related to an Incentive Stock Option may be determined at any time during a period before the date of exercise as specified in the SAR Agreement.

          (c)  GRANT PRICE.  The grant price of a Stock Appreciation
     Right shall not be less than one hundred percent (100%) of the Fair Market Value of one (1) Share on the date that the Stock Appreciation Right is granted.

          (d) NONTRANSFERABILITY OF RIGHTS. Stock Appreciation Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Employee only by such Employee.

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          (e)  MANNER OF EXERCISE.  A Stock Appreciation Right granted under the Plan shall be exercisable at such times and under such circumstances as shall be permissible under the terms of the Plan and of the SAR Agreement. A Stock Appreciation Right shall be deemed exercised when an Employee gives written notice of such exercise to the Corporation in accordance with the terms of the SAR Agreement.

          (f) FORM OF PAYMENT. Payment with respect to the exercise of a Stock Appreciation Right may be made in cash, Shares or a combination thereof, as the Committee shall determine. To the extent that such payment is made in Shares, the Shares shall be valued at Fair Market Value on the date of payment.

          (g) RELATED OPTIONS. A Stock Appreciation Right may, but need not, relate to an Option granted under Section 7. A Stock Appreciation Right related to a Nonqualified Stock Option may be granted simultaneously with the granting of such Option or at any time thereafter before the exercise or termination of such Option. A Stock Appreciation Right related to an Incentive Stock Option shall be granted at the same time such Option is granted.

          A Stock Appreciation Right related to the full number of Shares subject to an Option shall terminate upon exercise or termination of the Option to the extent such Option is exercised or terminated. A Stock Appreciation Right related to less than the full number of Shares subject to an Option shall not be affected by the exercise or termination of the Option until such exercise or termination exceeds the number of Shares not related to the Stock Appreciation Right; thereafter such right shall terminate to the extent such Option is further exercised or terminated.

          To the extent that a Stock Appreciation Right related to an Option has been exercised, such Option shall no longer be exercisable.

     9.   RESTRICTED STOCK.

          (a) RESTRICTED STOCK AGREEMENT. The grant of any Shares of Restricted Stock by the Committee shall be evidenced by an Award Agreement ("Restricted Stock Agreement"), specifying restrictions on the transfer and vesting of such Shares and such other terms, conditions and restrictions as the Committee shall determine.

          (b) RESTRICTIONS. Shares of Restricted Stock may not be sold, transferred or otherwise disposed of and may not be pledged, hypothecated or otherwise encumbered, other than by will or by the laws of descent and distribution, during the applicable restriction period set forth in the Restricted Stock Agreement. In the event that an Employee ceases to be employed by the Corporation or any Subsidiary and is no longer employed by any of them prior to the last day of a restriction period, the Shares of Restricted Stock granted to such Employee that are subject to such restriction period shall be forfeited to the Corporation, unless otherwise provided in accordance with the provisions of subsection (c).

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          (c)  RESTRICTION PERIOD.  The restriction period applicable to any Shares of Restricted Stock shall commence on the date such Shares are granted by the Committee and shall end on such date as the Committee shall determine; provided that the Committee may, at any time, reduce or terminate the restriction period in effect with respect to any outstanding Shares of Restricted Stock.

          (d) LAPSE OF RESTRICTIONS. At the expiration of the restriction period applicable to any Shares of Restricted Stock, such Shares shall be transferred free of restrictions on transfer and vesting to the Employee or, in the event of the Employee's death, to his or her estate or other successor in interest.

          (e) DIVIDENDS. Cash dividends payable with respect to Shares of Restricted Stock shall be paid to an Employee currently.

          (f) CERTIFICATES DEPOSITED WITH COMPANY. Each certificate issued in respect of Shares of Restricted Stock granted to an Employee shall be registered in the name of the Employee and deposited with the Corporation, together with a stock power endorsed in blank by the Employee. Each such certificate shall bear the following (or a similar) legend:

          The transferability of this certificate and the shares of stock represented hereby are subject to the applicable terms and conditions (including forfeitures) contained in the 1988 Hannaford Bros. Co. Stock Plan and an Agreement between the registered owner and Hannaford Bros. Co. Copies of the Plan and the Agreement are on file in the office of the Assistant Secretary of Hannaford Bros. Co., 145 Pleasant Hill Road, Scarborough, Maine 04074.

          (g) SHAREHOLDER RIGHTS. Subject to the restrictions set forth in the Restricted Stock Agreement, an Employee shall have all of the rights of a shareholder with respect to Shares of Restricted Stock, including the right to vote such Shares.

     10.  STOCK UNITS.

          (a) STOCK UNIT AGREEMENT. The grant of any Stock Units by the Committee shall be evidenced by an Award Agreement ("Stock Unit Agreement"), specifying the number of Stock Units, the payment date, and such other terms, conditions and restrictions as the Committee shall determine.

          (b) STOCK UNIT AWARD. An Employee to whom a Stock Unit has been granted shall be entitled to receive on the payment date set forth in the Stock Unit Agreement a Share or a cash amount equal to the Fair Market Value of a Share on such date.

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          (c)  STOCK UNIT ACCOUNT.  The Corporation shall establish and maintain a separate account ("Stock Unit Account") for each Employee who has received a grant of Stock Units, and such account shall reflect the number of Stock Units granted to such Employee. At such times as the Corporation pays a cash dividend upon its Shares, there shall be credited to an Employee's Stock Unit Account an amount equal to the cash dividend paid upon one (1) Share for each Stock Unit credited to such account, unless the applicable Stock Unit Agreement otherwise provides.

          (d) NONTRANSFERABILITY. Stock Units may not be sold, transferred or otherwise disposed of and may not be pledged, hypothecated or otherwise encumbered, except by will or the laws of descent and distribution.

          (e) RELATED RESTRICTED STOCK. A grant of Stock Units may, but need not, relate to a grant of Restricted Stock under Section 9.
     Stock Units related to a grant of Restricted Stock shall be subject to the same restrictions on transferability and vesting as apply to the Share of Restricted Stock.

          (f) FORM OF PAYMENT. A Payment with respect to a Stock Unit may be made in cash, Shares or a combination thereof, as the Committee shall determine.

     11. CHANGE IN CONTROL. Upon the occurrence of a Change in Control Event of the Corporation, all then outstanding Options and Stock
Appreciation Rights not previously exercisable shall immediately become fully exercisable. For purposes of this Section, each of the following events shall constitute a Change in Control Event:

          (a) Any person acquires beneficial ownership of securities of the Corporation and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-seven percent (27%) or more of the combined voting power of the Corporation's then outstanding stock.

     For purposes of the Plan, "beneficial ownership" shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term "person" shall include any natural person, corporation, partnership, trust or association, or any group or combination thereof, whose ownership of securities of the Corporation would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

          (b) Within any twenty-five (25) month period, individuals who were Outside Directors at the beginning of such period, together with any other Outside Directors first elected as directors of the Corporation pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Outside Directors in office immediately prior to such respective elections, cease to constitute a majority of the Board.

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     For purposes of the Plan, an "Outside Director" as of a given date shall mean a member of the Board who has been a director of the Corporation throughout the six (6) months prior to such date and who has not been an employee of the Corporation at any time during such six (6) month period.

          (c) The Corporation ceases to be a reporting company pursuant to Section 13(a) of the Securities Exchange Act of 1934 or any similar successor provision.

          (d)  The Corporation's shareholders approve:

               (i) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation in which the holders of the Common Stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

              (ii) any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation.

     Notwithstanding subparagraphs (i) and (ii) above, the term "Change in Control Event" shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Corporation is owned, directly or indirectly, by a holding company, and the holders of Common Stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of the holding company.

     12.  AMENDMENT AND TERMINATION.

          (a) AMENDMENT. The Committee, without further approval of the shareholders of the Corporation, may amend the Plan from time to time in such respects as the Committee may deem advisable, provided that no amendment shall become effective prior to ratification by the Board and approval of the shareholders of the Corporation if such amendment:


               (i) increases the maximum number of shares for which Awards may be granted; or

              (ii) modifies the class of employees eligible to participate in the Plan.

          (b) TERMINATION. The Committee without further approval of the shareholders of the Corporation, may at anytime terminate the Plan.

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          (c)  EFFECT OF AMENDMENT OR TERMINATION.  Any such amendment or termination of the Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if the Plan had not been amended or terminated.

     13. EFFECTIVE DATE OF PLAN. The Plan shall be effective upon its adoption by the Board or its approval by the shareholders of the Corporation, whichever is later.

     14. TERM OF PLAN. No Award shall be granted pursuant to the Plan after ten (10) years from the earlier of the date the Plan is adopted or the date the Plan is approved by shareholders. Awards granted prior to the end of such period may extend beyond such period, except as otherwise provided herein or in the Award Agreement.

     15.  MISCELLANEOUS.

          (a) AWARD AGREEMENT. Upon executing an Award Agreement, an Employee shall be bound by such Agreement and by the applicable provisions of the Plan.

          (b) EMPLOYMENT. The granting of an Award to an Employee shall not give the Employee any right to be retained in the employ of the Corporation or any Subsidiary.

          (c) TAX WITHHOLDING. The Corporation shall be authorized to withhold from any Award granted, or payment due, under the Plan the amount of any taxes required by law to be withheld because of such Award or payment and to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such taxes.

          (d) HEADINGS. Paragraph headings are included solely for convenience and shall in no event affect, or be used in connection with, the interpretation of the Plan.